Ovonyx and Elpida Sign Technology Licensing and Support Agreement for Phase
                                  Change Memory

Santa Clara, Calif., Tokyo, Japan, Feb. 3, 2005 -Ovonyx, Inc. (`Ovonyx') and Elpida Memory, Inc. ("Elpida") today announced that they have entered into an agreement whereby Ovonyx has licensed Elpida to use its Ovonic Universal Memory (OUM) thin-film semiconductor memory technology. The technology license agreement also provides that Ovonyx will actively support Elpida's program to commercialization OUM phase change memory products.

Ovonyx memory technology uses a reversible phase-change memory process that has been previously commercialized worldwide in rewritable CD and DVD optical memory disks. The Ovonyx array-addressed semiconductor memory technology can be used in applications such as DRAM replacements, as well as embedded applications in many product areas such as microcontrollers and reconfigurable MOS logic.

"This agreement provides Elpida with exciting new options to advance memory technology," said Yukio Sakamoto, president and CEO of Elpida Memory, Inc. "Elpida plans to utilize Ovonyx' phase-change technology to further explore the development of new DRAM features that will provide the high performance and low current consumption required for next-generation mobile applications."

"Elpida is an industry leader in DRAM and a driving force in the development of innovative memory technology," said Tyler Lowrey, President & CEO of Ovonyx. "Phase change memory is a natural complement to DRAM, and we look forward to working together."


About Elpida (www.elpida.com)

Elpida Memory, Inc. is a manufacturer of Dynamic Random Access Memory (DRAM) silicon chips with headquarters based in Tokyo, Japan, and sales and marketing operations located in Japan, North America, Europe and Asia. Elpida's state-of-the-art semiconductor wafer manufacturing facility is located in Hiroshima, Japan. Elpida offers a broad range of leading-edge DRAM products for high-end servers, mobile phones, digital television sets and digital cameras as well as personal computers. Elpida had sales of 100.4 billion yen during the fiscal year ending March 31, 2004.


About Ovonyx (www.ovonyx.com)

Ovonyx was formed with the charter to commercialize the proprietary phase-change semiconductor memory technology originally invented and pioneered by S. R. Ovshinsky at Energy Conversion Devices, Inc. (see website at www.ovonic.com). Ovonyx nonvolatile memory technology offers significantly faster write and erase speeds and higher cycling endurance than conventional Flash memory. It also has the advantage of a simple fabrication process that allows the design of semiconductor chips with embedded nonvolatile memory using only a few additional mask steps. Ovonyx is pursuing commercialization of its array-addressed memory systems through joint development programs with a number of licensees including, BAE Systems, Intel Corporation, ST Microelectronics, Nanochip, and Elpida Memory.



For further information please contact:

Elpida Memory, Inc.                            Ovonyx, Inc.
-------------------                            --------------------
Asia/Japan                                     Karen Connolly
Yuko Takahashi                                 Email: kconnolly@ovonyx.com
Email: press@elpida.com                        Tel:  408-765-2578
Tel: +81-3-3281-1648                           Fax:  408-653-5244

Europe
Peter Westerdorf
Elpida Memory (Europe) GmbH. (Germany)
Tel: 0049 (0)211 23945120
E-mail: peter.westerdorf@elpida.com

North America
Heather Roberts
Lee Communications - PR for Elpida Memory (USA) Inc.
Tel: 408-288-8681
E-mail: heather@leecommunications.com